SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 27, 2016

EMERSON RADIO CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-07731	22-3285224
(State Or Other Jurisdiction Of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 University Plaza, Suite 405, Hackensack, NJ		07601
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (973) 428-2000

Not Applicable

(Former Address, if changed since Last Report) (Zip Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

Emerson Radio Corp. (the “Company”) previously disclosed in its Current Report on Form 8-K filed on June 8, 2016, that it had notified NYSE MKT that the Company was no longer in compliance with the audit committee composition requirements of Section 803(B)(2)(c) of the NYSE MKT Company Guide, which requires that the Audit Committee be comprised of at least two independent directors. The non-compliance was due to the resignation of two independent directors on June 2, 2016, and June 5, 2016, respectively, who had been serving on the Audit Committee. Following such resignations, the Audit Committee had been comprised of one member, Kareem E. Sethi, who is independent. As previously disclosed, on June 7, 2016, NYSE MKT sent the Company an official notification of non-compliance with Section 803(B)(2)(c) of the Company Guide.

As disclosed in the Company’s Current Report on Form 8-K filed on June 23, 2016, the Board of Directors of the Company appointed three new directors, Messrs. Christopher W. Ho, Michael Binney and Kin Yuen, effective as of June 19, 2016, to fill existing vacancies on the Board of Directors. Mr. Yuen was determined to be independent by the Board of Directors under the NYSE MKT listing standards and appointed a member of the Audit Committee of the Board of Directors. Following Mr. Yuen’s appointment, the Company’s Audit Committee is now comprised of two independent directors, Messrs. Yuen and Sethi, with Mr. Sethi continuing as the Chairman of the Audit Committee.

On June 27, 2016, the Company received a letter from NYSE MKT confirming that the Company has resolved the continued listing deficiency described above and is now in compliance with the continued listing standards of the NYSE MKT.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMERSON RADIO CORP.

By:	/s/ Duncan Hon
Name: Duncan Hon Title: Chief Executive Officer

Dated: June 30, 2016